Exhibit 21.1
Subsidiaries of Dr Pepper Snapple Group, Inc.

Name of Subsidiary		Jurisdiction of Formation
1	234DP Aviation, LLC	Delaware
2	A&W Concentrate Company	Delaware
3	Americas Beverages Management GP	Nevada
4	AmTrans, Inc.	Illinois
5	Berkeley Square US, Inc.	Delaware
6	Beverage Investments LLC	Delaware
7	Beverages Delaware Inc.	Delaware
8	DP Beverages Inc.	Delaware
9	DPS Americas Beverages, LLC.	Delaware
10	DPS Beverages, Inc.	Delaware
11	DPS Finance II, Inc.	Delaware
12	DPS Holding Inc.	Delaware
13	Dr Pepper Snapple Group Employee Relief Fund	Texas
14	Dr Pepper/Seven Up Beverage Sales Company	Texas
15	Dr Pepper/Seven Up Manufacturing Company	Delaware
16	Dr Pepper/Seven Up, Inc.	Delaware
17	High Ridge Investments US, Inc.	Delaware
18	International Beverage Investments GP	Delaware
19	International Investments Management LLC	Delaware
20	Juice Guys Care, Inc.	Massachusetts
21	Mott's General Partnership	Nevada
22	Mott's LLP	Delaware
23	MSSI LLC	Delaware
24	Nantucket Allserve, Inc.	Massachusetts
25	Nuthatch Trading US, Inc.	Delaware
26	Pacific Snapple Distributors, Inc.	California
27	Royal Crown Company, Inc.	Delaware
28	Snapple Beverage Corp.	Delaware
29	Splash Transport, Inc.	Delaware
30	The American Bottling Company	Delaware
31	Canada Dry Mott's Inc.	Canada
32	Aguas Minerales International Investments B.V.	Netherlands
33	Bebidas Americas Investments B.V.	Netherlands
34	CDMI Investments B.V.	Netherlands
35	Comercializadora de Bebidas, SA de CV	Mexico
36	Peñafiel Aguas Minerales SA de CV	Mexico
37	Peñafiel Bebidas SA de CV	Mexico
38	Peñafiel Servicios Comerciales, S.A. de C.V.	Mexico
39	Peñafiel Servicios S.A. de C.V.	Mexico
40	Embotelladora Mexicana de Agua, SA de CV	Mexico
41	Industria Embotelladora de Bebidas Mexicanas, SA de CV	Mexico
42	Manantiales Penafiel, S.A. de C.V.	Mexico
43	Snapple Beverage de Mexico, S.A. de C.V.	Mexico